Open Lending Appoints Todd Hart to Board of Directors
Seasoned Financial Services Executive Brings More Than 35 Years of Insurance and Strategic Transaction Experience to Support the Company's Growth Strategy
AUSTIN, Texas – September 25, 2025 – Open Lending Corporation (Nasdaq: LPRO) (the “Company” or “Open Lending”), an industry trailblazer in lending enablement and risk analytics solutions for financial institutions, today announced the appointment of Todd C. Hart to its Board of Directors as a Class II director, effective September 25, 2025. Mr. Hart will serve on the Company's Compensation and Nominating & Governance Committees, replacing Adam Clammer who is stepping down from the Board of Directors.
Mr. Hart brings more than 35 years of distinguished experience in the insurance and financial services industries, with particular expertise in executive leadership and strategic transactions. He currently serves as Founder, Chairman and CEO of Upland Capital Group and related entities, a role he has held since 2020. Previously, he served as CEO of Narragansett Bay Insurance Company, where he led the company's post-Superstorm Sandy recapitalization and successful sale to Heritage Insurance, and as CEO of Swiss-based Glacier Group. Prior to his CEO roles, Mr. Hart managed Insurance Products investments and trading at HBK Capital Management and began his career at J.P. Morgan & Co., executing mergers and financings for Fortune 1000 clients.
"We are pleased to welcome Todd to Open Lending's Board of Directors," said Gene Yoon, director and Chair of Open Lending’s Nominating & Corporate Governance Committee. "His extensive background in risk management, financial services, and insurance will be invaluable as we continue to execute our growth strategy and enhance value for our shareholders. Todd's proven track record of leading organizations through periods of strategic transformation and growth aligns perfectly with Open Lending's current strategic objectives."
"I am honored to join Open Lending's Board of Directors at this pivotal time in the Company's evolution," said Mr. Hart. "Open Lending has established itself as a leader in lending enablement and risk analytics, and I look forward to contributing to the Company's continued success and helping drive strategic initiatives that benefit all stakeholders."
Mr. Hart earned his MBA from Harvard Business School and his AB in Economics with Highest Honors from the University of North Carolina at Chapel Hill, where he was a Morehead-Cain Scholar. He currently serves on the Board of Advisors for the Institute of Risk Management and Insurance Innovation at UNC.

About Open Lending Corporation
Open Lending (Nasdaq: LPRO) provides loan analytics, risk-based pricing, risk modeling and default insurance to auto lenders throughout the United States. For over 20 years, we have been empowering financial institutions to create profitable auto loan portfolios with less risk and more reward. For more information, please visit www.openlending.com.
Investor Relations Contact:
InvestorRelations@openlending.com